Exhibit 99.1
ASHFORD HOSPITALITY TRUST, INC.
1st Quarter Conference Call
Questions and Answers Transcript
At Conclusion of Call
May 3, 2007; 12:00 p.m. CT

Participant 1:	Hi guys, good afternoon.

Monty Bennett:	Hi.

Participant 1:	Congratulations again on the equity raise, that’s great.

Monty Bennett:	Thank you very much.

Participant 1:	Just first I know you guys don’t give guidance but, you know, some of your managers have sort of back-end loaded their RevPAR expectations.

Is that — does that make sense to you for your own hotels or is that — are you sort of expecting steady growth throughout the year?

Monty Bennett:	You mean some of our managers, someone like Marriott who may have given guidance?

Participant 1:	Yeah, Marriott, Starwood, and Hilton have all, you know, talked about the fourth quarter being the strongest.

Monty Bennett:	You know what I think the best way that we could comment on that is that there’s no question that for the industry in general not so much on our existing portfolio but for the industry in general the first quarter was softer because of the year-over-year comparisons due to Katrina.

From a demand standpoint my expectations and most of the marketplace is that demand will start picking up on a year-over-year basis even as supply, net new supply slowly continues its upward path.

So if I had to be pinned down my thoughts would be that RevPAR growth would be stronger going forward and even into next year compared to first quarter. I think we hit a relative low in the first quarter.

Participant 1:	Okay, great. And then you obviously just bought quite a few assets. In terms of, you know, the competitiveness for assets out there, do you think there are additional opportunities for your company or are you satisfied with what you have today?

Monty Bennett:	If you look at the price we paid for our assets compared to some of the recent trades in the marketplace it compares very, very favorably both on an asset quality comparison and on a pricing comparison. We paid about 11.1 times forward or 11 two times ‘07 EBITDA.

And the trades for some of our peers and some of the large asset trades that happened out there have been anywhere between 12.5 to 13.6 times 2007 EBITDA.

So we don’t expect to see pricing like that available on these kinds of assets out there.

And generally if an asset is heavily shopped in the marketplace we just can’t be competitive. Sometimes if a deal comes to us on a one-off basis or is not widely marketed or maybe some of the likely bidders are tied up in another transaction we might see an opportunity pop out. And that can be an opportunity for one asset or for portfolios. But in an open bid situation we can’t be competitive.

So if I had to guess I’d have to guess that our acquisition activity would be severely mooted for the rest of the year but it’s just hard to project what will come our way.

We do think that valuations for hotel properties will continue to increase for another three to four years and so internally we think our window is for another maybe year and a half year to continue acquisitions if we see good opportunities. It’s just a big question mark about whether we will or not.

I think the more important component is that right now where we stand we are much more focused relatively on internal growth and all the opportunities we’ve got in the assets especially with assets we just purchased.

Participant 1:	Okay, and then just finally, I know you had, you know, a pretty big infrastructure to kind of grow into particularly, you know, as you plan to acquire more hotels.

Do you have enough management capacity now or, you know, as you do a lot of these renovations or do you need to add additional people?

Monty Bennett:	We have had to increase, excuse me, the number of bodies in our entire company because of this acquisition and also just because of growth besides the acquisition. We planned on adding about 28 people this year. We have filled already two-thirds of those positions.

So we’re well on our way of filling out in order to take care of it. And most of those or almost all of them, maybe all of them are, you know, non-senior level positions. We won’t be adding very many, if any, senior level positions.

Participant 1:	Okay, great. Thank you.

Monty Bennett:	You bet.

Participant 2:	Good morning. You guys mentioned restructuring certain management contracts related to the CNL acquisition. And I’m just wondering if you can give investors some sense for what was restructured and why.

Monty Bennett:	You bet. David, do you want to talk about that one?

David Kimichik:	Sure. One of the Marriott contracts that we were set to inherit was secured by 14 different properties sort of a cross-collateralized contract.

And Marriott had made an investment in that portfolio and the deal that they cut with CNL was that following the payment of the owner’s priority, Marriott was to receive the next $33 million in cash flow.

And in our model that looked like it was going to be the next four years of cash flow so from a REIT standpoint, you know, we’d be showing no growth, all the cash flow would be going to Marriott.

So we were able to sit down with Marriott and restructure that I think in a manner that was favorable for both companies.

What we ended up with and we signed at closing was an agreement whereby we paid Marriott an up front payment of $5 million and gave them some additional base fee, a point and a half base fee over the next four years, just the next four years it goes away after that.

And they removed the $33 million layer.

So immediately we will participate in the cash flow after the owner’s priority.

So we believe that that’s about a 3 to 4 cents annual increase to our FFO from what it had been and when you look at the NPV we paid off the NPV of that $33 million layer at about half of what the gross amount would have been.

So Marriott was happy I think because they got some additional base fee which they get more credit for in their valuation and we get additional cash flow and additional earnings.

Participant 2:	And...

Monty Bennett:	Just to clarify that accretion the way we think it’s going to turn out is something like 1 cent in year one, 2 cents in year two up to 5 cents in year 5 above and beyond what our original underwriting accretion was for this transaction.

Participant 2:	Okay, so I guess was there any ongoing requirements with respect to I guess higher PIPs going forward, you know, on your behalf?

Monty Bennett:	No.

Participant 2:	Okay. And then I guess my next question, you know, you guys mentioned the current cycle, about seeing the current cycle continuing for another three or four years.

Was there much consideration given to not raising I guess what would be expensive equity at this point in the cycle to pay down debt and just kind of leveraging your exposure to the cycle going forward?

Monty Bennett:	Yes, there was a good amount of consideration of doing that. And we had a healthy internal debate among our Management Team and our Board of Directors.

And ultimately, you know, one side thought that by hanging on and being more leveraged and waiting for the stock price to run up and then raising equity had its own merits for obvious reasons.

The other side thought that well we could raise capital now, it’d be accretive to our last raise, and it’d be accretive to the whole investment on a combined basis for the financing and get it done and remove the equity overhang in the stock which might be there otherwise for months, quarters or years which you just don’t know.

And so if we waited for it to run up we didn’t know how long we could wait and in the meantime something could happen in the marketplace where the availability for capital could close well ahead of when we think there’s going to be a downturn in the industry. But then we would be trapped and we wouldn’t be able to go into the downturn of the industry with the leverage levels that we want.

And we just didn’t think that was the best long term interest of the shareholders to potentially fall in that trap.

So that was the argument that won the day for us.

Participant 2:	Great, thank you.

Participant 3:	Good afternoon guys.

Participant 3:	I have a couple of questions, first just on asset repositioning. When you guys we’re on the Road Show I think you talked about this a little bit.

When should we have more definitive plans from you for repositioning some of the property you just got and I mean with the Capital Hilton and the property in Tucson specifically timing and capital investment?

Monty Bennett:	Sure. In my script I laid out that we’ve got about $280 million focused on our entire portfolio for the next couple of years.

We’re working on the mechanics of that and internally planning about the realistic opportunity to get that much capital into these assets over this period of time from just a manpower standpoint. So we’re assessing that right now to begin with.

But what we also shared with you and others on the Road Show is that that capital we’ve got set aside other than the capital set aside for our pre CHR portfolio was kind of pre-baked or said a different way, for the CHR portfolio the only capital that we plan right now is spending the reserves and to spend an extra $50 million or so for each of the next two years which was largely pre-worked out by CNL and the brands prior to our purchase.

What CNL had not done which we’re in the process of going back and doing is going and seeing what opportunity there is for these really big value-add projects like adding ballrooms, converting first floor space to leased out operations, you name it, the more kind of structural larger type value-add projects.

And we are diving into that head long. I think that sometime in the fall we’ll come back to investors and say look, we’re continuing on all these kind of pre-baked capital plans but now we think that there’s additional $20 million, $50 million, $100 million, who knows what it is, of really strong value-add that we want to commit.

And then based upon our progress thus far and the amount of disruption we’ll lay out how much it’s going to be over the next few years in order that it is done smoothly.

Maybe it could be done sooner, maybe it could be done by our third quarter conference call, but I doubt it. I think this could be farther into the fall because in some respects it’s really kind of moot for us to hurry up and determine it because of all the existing capital already planned into the assets. We really don’t want to upset that apple cart until that’s well underway.

So we couldn’t get to some of these projects till the first part of next year anyway.

Participant 3:	That’s helpful. I guess in that same regard, you know, on the joint ventures, is there anyway at this time to be maybe a little bit more specific about the precise form or nature of the JV structure you guys have been thinking about and, you know, could you even consider more of an open-end fund structure?

Monty Bennett:	Sure. We’ll give you some color on that. We would love to do an open-end structure but in hospitality we’re finding that extremely difficult. I don’t know of an open-ended structure in a JV in the hospitality segment.

And we’ve talked to some folks that would potentially help us raise money and while that structure is not uncommon in the other property types, in hospitality the market is just not nearly as deep.

We have spoken to some potential JV partners but right now the terms on them to me just aren’t compelling. We’re looking at doing something like an 80/20 deal, selling off some of the assets, obviously at a premium to what we paid for them, getting some type of promoted structure over 9%, 10%, 11%.

But the management fee just isn’t very compelling. It covers our cost, you know, a little bit but it doesn’t move the needle.

And our belief is that on the promote we won’t realize it until assets are sold say five years, seven years from now and it flows to the statement on a one-time basis and we don’t really get much credit in the public markets for it.

So it’s really just not that compelling unless we can find a joint venture opportunity that pays higher management fees or does something for us that can give us some current credit.

There’s also the ongoing debate if we think the assets are going to do well, why don’t we hang onto all of them? And if we don’t think they’re going to do well we should sell all of it.

But aside from that this is the quandary we’re looking at. And again, the market for joint venture capital for hospitality is maybe one-quarter of the debt of the market in the other property types so the players are just fewer and farther between.

Participant 3:	Okay, and then and on assets sales, I’d heard that you guys were sort of softly marketing some of the CNL assets or maybe even some of your own in the last few weeks.

And do you have any feedback at this point in the marketplace on pricing for some of those assets or any specificity you can give around timing of sales or gross proceeds or ideally sort of average multiples?

Monty Bennett:	Sure. On the Phase I sales which were all pre-CHR assets the gross proceeds could be about $170 million. On the Cap Rate, David, I think you quote. I don’t know if you know it off hand here.

David Kimichik:	High 7s.

Monty Bennett:	About high 7s on a trailing basis on those assets. And we think that the majority will be done in the second quarter. A little bit might hang over to the third quarter, we’ll see.

As far as the Phase II assets it’s hard to give because we’re marketing the assets and truthfully we don’t know how many of those we might just pull back. We raised a good amount of equity. We don’t need to do that now as part of the deleveraging strategy.

So where before a good driver behind selling those was deleveraging, that’s not there anymore. It’s a consideration but it’s not a driver.

So we just don’t know which assets we’ll end up pulling the trigger on. You know, if I had to guess broadly, you know, we’re seeing pricing on that to be slightly worse than the average of what we bought from CHR on a Cap Rate basis or a multiple basis.

And that’s because we’re selling assets that, you know, aren’t as good as the average of the CHR quality such as three generation one Residence Inns.

So hopefully that’ll give you some idea. But we just don’t know what that number’s going to be yet.

Participant 3:	I guess but I guess why keep them if you don’t think they’re — if you’re thinking of selling them because they’re not very good properties or their growth profile is not so great, you know, even though you’re raising equity I guess why keep them? Why not just let them go?

Monty Bennett:	Sure.

Participant 3:	Are you just stalling selling them on a slower pace?

Monty Bennett:	That’s an excellent question.

There are some assets like the three Generation Ones where we just want to get them marked to clearing pricing and be done with them because we just don’t think those are long term holds for us.

There are assets such as the Doubletree Crystal City which is in a market where we’ve got heavy representation already so we want to sell that one for that reason.

But most of the others have their own story. For example the Rye Town Hilton, it’s an old asset. It’s going to require a lot of CAPEX.

We think that the returns on that could be attractive but if we commit to an extensive capital program the returns on that are going to be short term dilutive as we tear the place up and put the money into it and there’s also other development opportunities perhaps on that site. It has some additional acreage. That’s more of a long term type of asset.

So it’s not that it’s not a good asset or it’s not a good investment. It’s just the profile of when you make the money on it and when its drawn out.

So if we had to pull the trigger in order to raise money well that’s probably the kind of assets you want to sell assuming that you feel like a buyer’s paying for that future value.

JW Marriott in New Orleans is kind of the same way. Short term New Orleans is struggling but longer term New Orleans should come back and do pretty well.

Well if we’re going to sell an asset we might as well sell one that when we sold it it would be accretive because the short term earnings from that asset is just not very strong. It’s a great asset and it’s a great location.

So hopefully those two examples kind of give you an idea why some of them were kind of the same side.

Participant 3:	Okay, and just last question was just on your dividend payout strategy over the next call it 12, 18 months. You know, by my estimate your — the cushion between your FAD and your current dividend at least seems like you could increase two to three-folds as, you know, we roll forward.

Do you keep your payout where it is or, you know, maybe because we’re moving later cycle do you look for maybe more of a token increase in your dividend to kind of increase that cushion?

Monty Bennett:	I think it’s the latter. If you look at our dividend it’s very competitive. It’s on the high end of all of our peers. That’s one of the most attractive aspects of our stock.

So from a market standpoint we just don’t see the need to raise it very much.

At the end of this year in December we plan on giving a dividend guidance for the next year. We’d probably either keep it flat or raise it very modestly and focus instead on increasing that cushion.

Participant 3:	Great, thank you.

Monty Bennett:	Thank you.

Participant 4:	Hey guys, couple questions. If you don’t mind kind of laying out what the IRRs were and just some valuation metrics for us on the deals we’ve seen take place in the marketplace today.

And then two at least with two of the deals there were affiliated manager issues, can you kind of walk us through how your affiliated manager is performing relative to the other managers that you have in the portfolio?

Thank you.

Monty Bennett:	Sure. David, you want to comment on that?

David Kimichik:	On the affiliated manager question for the last three quarters the affiliated manager has outperformed all of our other managers in terms of RevPAR growth and EBITDA margin growth.

So they’re at the top end of the pool of managers that we have. All of our managers are achieving budget and we think doing a good job for us. So our affiliated manager has been the one to outperform here recently.

Participant 4:	All right. Doug, you got any comments about market transactions?

Douglas Kessler:	Sure. The — there’s been a pretty good sample set of acquisitions recently in the market.

As Monty highlighted in a comment that the current EBITDA multiples range from about 12 to 13.6 times.

And in terms of how that works out the way most of these buyers are looking at it almost in every case it’s a financial buyer as opposed to another REIT peer that’s looking at the opportunity.

With the availability of debt and the low cost of debt these groups are able to acquire assets in some cases with very little equity and are using maybe the existing preferred in the capital structure to be the equity component and they’re just leveraging it the rest of the way.

I think that the targeted returns are still in the 15% to 20% range for most of the financial buyers that are looking at transactions. In some cases the buyers are partnering up with low cost either domestic pension or offshore capital partners and they’re stripping out some of the low funds from these investments to match up with the desired thresholds that each participant has.

I think once again that given where those trade and given the fact that we acquired the CNL portfolio at an 11.1 forward EBITDA multiple is a great indication of the embedded value that we see in the CNL portfolio.

And it certainly raises the question if that were to trade now given a lot of these recent precedents if it wouldn’t trade for significantly more than that in an open market bid process.

Participant 4:	Thank you.

Participant 5:	Hey, good afternoon guys.

Monty Bennett:	Hi.

Participant 5:	Hey my questions are for Doug. In talking about the TownePlace portfolio could you provide maybe some more color on that transaction in the sense when you structured that deal I know you put in some pretty favorable financing, assumable financing but more important the ability to layer on Mezz. I think.

Is the buyer — is there an opportunity for you guys to place any paper with the sale of that — those assets?

Douglas Kessler:	The short answer to that is no. There is the opportunity but for the type of buyer the answer is no.

You’re right. Early on when we acquired that portfolio we identified an opportunity to position assets in various pools with very attractive financing that has assumability provisions and also gave us the opportunity to layer in mezzanine debt recognizing that as time went on these assets would increase in value and the relative loan to value on the financing that we’ve put in place would be low creating an opportunity for mezzanine.

The lender agreed to that type of structure. When we went out with the TownePlace Suites portfolio we identified a TIC buyer who had a different leverage requirement and as a result they would not be assuming the current debt nor would there be a need for the opportunity for us to put a layer of mezz.

But we’re very pleased with the pricing. It’s consistent with what we’ve seen for the best quality TownePlace Suite assets in the market.

And as we’ve indicated we expect to close on that later this month.

Participant 5:	So which pool of Merrill Lynch debt is that? Is that Pool 1 or Pool 2 that’ll get paid off?

Monty Bennett:	We’re looking it up for you here.

Participant 5:	Okay. Then my second question again for you Doug is given the depth we’ve seen in pricing in the CMBS market, have you guys received any other notices on prepayments for or payment notices for your Mezz portfolio? I noticed in looking at some of the maturity dates and terms that some stuff can get paid off now in this year without any penalties.

Monty Bennett:	I’m sorry. Doug you know what those answers might be?

Douglas Kessler:	Well I think the question is “Are we getting notices from borrowers as to whether or not they are planning prepayments?”

Participant 5:	Yeah.

Douglas Kessler:	We expect some payoffs.

And, you know, given the competitiveness of the debt market we do occasionally receive a request for early payoff. As we evaluate those we have for the fixed rate deals typically some form of defeasance or yield maintenance structure.

And we will, you know, benefit from that to the extent that borrower decided to go down that path.

I think that’s really all that we can say at this point with respect to borrowers’ intentions that they’ll give us notice when they see the opportunity and typically its sort of a 30 day notice provision so nothing really material on the horizon at this point.

Monty Bennett:	If I had to guess I think that our portfolio might be reduced by another 20 million this year or so maybe more, maybe less in payoffs of that portfolio.

And I’ve got no guidance on whether we’ll be able to replace it or not. We won’t be able to replace it on the same rates.

But we may be able to replace it. We’ll see. We’re still looking at a couple of deals but it’s just very competitive out there.

I think David has got your answer here.

David Kimichik:	Yeah, the debt on that portfolio is described as Merrill Lynch Pool 6 and it’s just collateralized solely by those seven hotels so it’s a full pool.

Participant 5:	Okay. Thanks guys.

Participant 6:	Hi, just a couple of quick questions. One did you — I know you talked a lot about the management — your management contracts.

Have you given any figure as to how many contracts or what percentages are the managers making (incentive fees)?

Monty Bennett:	Sure. I think we’ve given some of that information. And I think I know some of that off of the top of my head, David, unless you think you know it you can quote it better than I could.

David Kimichik:	The number of managers?

Monty Bennett:	No, I think the amount of the incentive fee. Is that what you’re asking?

Participant 6:	Well, you know, both would be helpful but maybe a percentage of your hotels that are generating incentive fees for the managers.

Monty Bennett:	So the number of hotels that have incentive management fee contracts. Well that’s hard to say because they’re all so kind of different.

For example the Remington incentive fee under its management contracts, the amount that’s available to pay the manager is an additional one point of gross revenues and that’s the max and that’s based upon annually set hurdles by independent directors.

The other management agreements most notably by Marriott that have incentive fees are typically a percentage amount above hitting a certain return on the owner’s priority. And that can vary anywhere between 10% to 50% depending upon the contract.

Also that owner’s priority amount can change. As we put CAPEX into the assets above and beyond the normal reserve then that raises the bar on that owner’s priority amount and therefore raises the bar on the amount of owner’s priority return which is typically 11.5% on that owner’s priority amount.

So some of the contracts are in the money and some of them aren’t.

But that being said, David do you have any...?

David Kimichik:	I think to give you an estimate of the numbers I’d say 90% of our contracts have an incentive feature.

And in times like we’re in today most of them are in the money.

But almost all of our contracts have an incentive feature to them.

Participant 6:	Okay, great. Just one other unrelated question, did you guys take a look at Highland and any thoughts there?

Monty Bennett:	We took a brief look at it.

But as I kind of commented earlier about being public, we just can’t be nearly as competitive as a public company buyer. I’m sorry, a public company buyer like us can’t be as competitive as a private buyer with the amount of financing they can put on it.

So, you know, something that we had a value at a much lower multiple ultimately went for 13.6 times 2007.

I think the only takeaway is what Doug said earlier about how the CHR acquisition for us is a much higher quality portfolio than that Highland portfolio and we were able to buy it at an 11 times EBITDA multiple or a 7.5 times or so 2007 cap rate.

Participant 6:	Perfect, thank you very much.

Monty Bennett:	Thank you.

Participant 7:	Good afternoon. A couple of things. Is $30 million a reasonable run rate for G&A expense going forward annually.

Monty Bennett:	Yes. And when you’re commenting on that, David, that includes stock for amortization or is that just cash?

David Kimichik:	Non-cash or excuse me, cash. Not including stock.

Participant 7:	Okay. Thank you very much. And then you talked about the accretion of the CNL transaction in several ways at different points in time over the last few months.

Based on the way you have financed this, how accretive do you consider it to be in your own analysis?

Monty Bennett:	We’ve got to be careful about that because we don’t give guidance.

But what we did tell the marketplace is that on a leveraged neutral basis it was about even on a CAD accretion basis in year one and it grew from there.

And on — at the full basis was several cents accretive, 5 to 10 cents accretive and then the more leveraged would jack that up.

And I think on our call we said the way we’re financing it was something like 35% FFO accretive in year one.

And then finally you have to adjust that for the fact that that does not include this Marriott management agreement restructure which will add another 1 cent, 2 cents, 3 cents up to 5 Cents in year five of accretion.

But we just want to be careful about getting too granular because of our desire not to give guidance.

Participant 7:	Okay, and then the joint venture, I think there’s 17 hotels in the CNL portfolio that were joint ventures. And those are consolidated on your books, correct?

David Kimichik:	They will be.

Participant 7:	Will be?

David Kimichik:	Yes.

Participant 7:	And the joint venture of the minority interest share of that, how much debt then in total is on those?

David Kimichik:	Our allocated portion is $436 million; there’s rough...

Monty Bennett:	Does that include the Interstate joint venture?

David Kimichik:	There’s roughly $120 million I believe of total debt for the other venture partners in the joint venture in addition to our allocated portion of $436 million.

Participant 7:	Okay. Thank you very much.

Monty Bennett:	Thank you.

Participant 8:	Good afternoon guys. Can you comment on the performance of the CNL portfolio you bought in the first quarter?

Monty Bennett:	Sure. The CNL portfolio in 2006, over 2005 had about a 10% plus of RevPAR growth so pretty strong.

In the first quarter January was about flat year-over-year because of Katrina and you name it, some year-over-year groups.

But then in the second month picked up to about 4.5% RevPAR growth and then March picked up to about 6.5 or actually closer to 7% RevPAR growth.

And that’s how it performed last year and for the first three months.

Participant 8:	Secondly then with $140 million of projected CAPEX for the — basically for the year, should we expect it - disruptions essentially to rise from the current levels or I mean how much of that $140 million is, you know, massive takedown projects where you’re taking a significant amount of rooms offline projects such as that?

Monty Bennett:	I think that the last schedule on our earnings release kind of gives you an impact of how much the renovations will affect. It’ll show which properties are being impacted compared to what they are today.

We don’t expect to be massive. We expect it to be more than the impact here in the first quarter because we spent about like $20 million in the first quarter. So it’s definitely going to ramp up.

But again I’d like to point you to that table. I think that’ll give you a better indication.

Participant 8:	Okay. And the table you have in the back here talks primarily about your existing assets. What about more in reference to the CNL portfolio as a whole.

Monty Bennett:	On the CNL portfolio most of that work is not majorily disruptive.

We intend to spend about $50 million above their reserves. And $50 million on a $2.5 billion portfolio is just not material in our view to substantially impact numbers. It may be very, very modest.

But I think you can expect in the third quarter and fourth quarter conference calls when we talk about it if we say that renovation impacts anything we’ll say it’s going to be a minor impact or maybe a very slightly minor impact to it.

Now in the Fall when we get some indication about where some of these value-add CAPEX projects are that we might embark the following year or the following year then we can give you an indication about what disruptions there may be.

Participant 8:	Okay, thanks guys.

Participant 3:	Hey, just one follow-up guys. Just concerning the asset sales that you’ve executed this year and you were at least thinking about doing for 2007 and beyond, you know, can you tell us how they break out between the different managers, Hilton, Marriott, Remington, just at least from a modeling standpoint it would help?

Monty Bennett:	Sure. David, you want to go over that?

David Kimichik:	Let’s see the 18 hotels that are Phase I, seven are Marriott managed, 2 are office buildings.

So that leaves 16, three are with Dunn, and two are with Interstate, and four are with Remington.

Participant 3:	Yes. Well and what about some of the assets you were thinking about selling but obviously haven’t executed on?

Monty Bennett:	Sure, we can go by asset by asset on those. Let us pull up the list here.

David Kimichik:	Four Hilton assets, five Hilton assets, excuse me. Two Marriott, and then three more, and five Marriott assets. So it’d be five Hilton assets, five Marriott assets.

Participant 3:	Okay.

Monty Bennett:	Hang on one second. We know there’s one Hyatt in there. Let us add them up.

David Kimichik:	Four Hilton, one Hyatt, and five Marriotts.

Participant 3:	Okay, great. Thank you.

Monty Bennett:	Thanks.

Monty Bennett:	Thank you for your participation on today’s call. We look forward to speaking with you again on our next call.

Operator:	Thank you. And once again that will conclude today’s call. We thank you for your participation. And you may disconnect at this time.
END